Exhibit 99(a)


                                           CONTACT: Cecilia Stubbs Norwood
                                                         (972) 605-7960
                                                    cecilia.norwood@eds.com


For release at 3:10 p.m. CDT, Thursday, August 6th, 1998

ALBERTHAL ANNOUNCES PLANS TO RETIRE Will remain as chairman and CEO during transition; board commences search for successor
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     PLANO,  Texas -- EDS announced today that Les Alberthal,  chairman and CEO, informed the company's board of directors at its regularly scheduled meeting yesterday that he has decided to retire from the company, but will continue as chairman and CEO until a successor is identified. He will assist the board in its search for new leadership in any way the board may request.

     The company also announced that the board had approved seven officer promotions.

     "After a wonderful tenure of more than 30 years at EDS, including the last 12 as CEO, I'd like to devote more time to my outside and family interests," said Alberthal. "While my work and relationships at EDS have been enormously gratifying, this is a good time for the transition to new leadership. EDS is now a fully independent company. We are achieving record sales, our reengineering efforts are well under way, and operational issues are being addressed. I'm particularly proud of the people of EDS -- the best in the industry -- and of our leadership team, including the new officers named today. The company is well positioned and in the process of returning to consistent growth."

     James A. Baker, III, an outside director and chairman of EDS' Governance Committee, said, "The board agreed to respect Mr. Alberthal's wish to retire, and greatly appreciates his leadership over the years, as well as his commitment to continue leading EDS during the search for his successor, which will help facilitate an orderly transition."

     Alberthal is only the second chairman and CEO in EDS' history. During his tenure in that role, he led numerous changes in the company's organization, culture and operating practices to better position EDS for explosive growth in the information services market. Among the results, EDS revenues grew from $4 billion to more than $15 billion as the company expanded its operations to 45 countries. Alberthal also led the company's efforts to attain full independence from General Motors, which culminated in a June 1996 split-off.

     EDS' board stated its intent to promptly commence a comprehensive search for a new chairman and CEO from outside the company. The search will be conducted under the leadership of the board's Governance Committee.

     At its meeting today, the board also approved the following officer promotions:

     John Bateman, to executive vice president; John is chairman of the company's EMEA Executive Board, the governing body that oversees strategy and operating plans for EDS' Europe, Middle East and Africa region.


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

          Paulett Eberhart, to senior vice president, finance; Paulett was previously EDS' corporate controller.

          Scott Krenz, to vice president and corporate treasurer; Scott was previously finance director for EDS' Europe, Middle East and Africa region.

          John Adams, to vice president and corporate controller; John's previous position was assistant controller for EDS.

          David Thorpe, to vice president; David is chief operating officer for EDS' Europe, Middle East and Africa region.

          Vincenzo Damiani, to vice president; Vincenzo heads marketing and business development for EDS' Europe, Middle East and Africa (EMEA) region and is a member of the EMEA Executive Board.

          John Meyer, to vice president; John is president of EDS' Diversified Financial Services strategic business unit.

     "These promotions recognize the consistently outstanding achievements of each individual to EDS over the years, as well as our belief in their future contributions to the company's goals and objectives," noted Alberthal. "Along with others, they will be key to EDS' future success as we continue transforming the company to meet the increasingly complex challenges of the global information services market."

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


     EDS, the official technology services provider for World Cup 1998, is a leader in the global information services industry. The company's more than 110,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and relationships. EDS, which serves customers in 45 countries, reported revenues of $15.2 billion in 1997. The company's stock is traded on the New York Stock Exchange and the London Stock Exchange. EDS can be visited via the Internet at http://www.eds.com.


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